Exhibit 10.1

June 7, 2012

Robert S. Jaffe 2300 Carillon Point Kirkland, WA 98033	Pendrell Corporation 2300 Carillon Point Kirkland, WA 98033 Tel 425 278-7100 Fax 425 278-7101

Dear Bob,

On behalf of Pendrell Corporation (together with its subsidiaries and affiliates, “Pendrell”) I am pleased to offer you the exempt position of Vice President, General Counsel and Corporate Secretary reporting to Pendrell’s Chief Executive Officer (“CEO”) under the terms of this employment letter (“Employment Letter”). This offer is subject to approval by Pendrell’s Compensation Committee and your appointment as an officer is subject to approval by Pendrell’s Board of Directors. We will establish your start date (“Hire Date”) following Compensation Committee approval.

During the course of your employment with Pendrell, you will dedicate full time and efforts to Pendrell to fulfill your duties and obligations; provided that, you may (i) maintain your current part-time responsibilities with a private family business, (ii) participate in industry, trade, professional, charitable and community activities, (iii) serve on corporate, civic or charitable boards or committees as mutually agreed by us and you, and (iv) manage your personal investments and affairs, in each case so long as such activities do not conflict with Pendrell’s interests or interfere with the effective performance of your responsibilities to Pendrell.

Base Salary and Performance Bonus

As a full-time employee in this exempt position your compensation will be calculated at a rate equal to an annual salary of $350,000 (less payroll taxes and required withholdings) paid semi-monthly. You will also be eligible for an annual discretionary bonus of up to 50% of your annual base salary based on performance criteria as approved by Pendrell’s Compensation Committee and contingent upon your continuous service with the company through the last day of the period for which the bonus is paid. Your 2012 performance bonus will be prorated based on your date of hire.

Stock Awards

You will also receive an option to purchase 300,000 shares of the Class A common stock of PCO (“Stock Option”) with an expected date of grant on the 15th day of the month that is on or follows your hire date. Your stock options will have an exercise price equal to the closing price of PCO stock on the date of grant and will vest over a four-year period, with twenty-five percent (25%) vesting on each of the first, second, third, and fourth anniversaries of the grant date.

You will receive 150,000 restricted shares of PCO Class A common stock (“Performance Based Restricted Stock”) with an expected date of grant on the 15th day of the month that is on or follows your hire date. Your Performance Based Restricted Stock will vest based on performance conditions established by Pendrell’s Compensation Committee.

You will also receive 100,000 restricted shares of PCO Class A common stock (“Time Based Restricted Stock”) with an expected date of grant on the 15th day of the month that is on or follows your hire date.

Your Time Based Restricted Stock will vest over three years as follows:

33% on the first anniversary of your hire date

33% on the second anniversary of your hire date

34% on the third anniversary of your hire date

The Compensation Committee of Pendrell’s Board is currently evaluating potential modifications to outstanding equity awards under the company’s Stock Incentive Plan. To the extent a plan or program for modifications are made generally applicable to senior officers of the company, your stock options and performance based restricted stock will be treated in a manner that is generally consistent with modifications made to the stock awards of other members of the CEO’s executive team as part of this effort.

All stock awards are subject to approval by the Compensation Committee of Pendrell’s Board, the terms and conditions of the respective plan agreements, and subject to Board and shareholder approval of an increase in the number of shares available under the company’s stock incentive plan to the extent required.

Severance

If Pendrell terminates your employment without Cause, or you terminate employment due to Disability or resign from the company for Good Reason as defined below, you will be entitled to a severance payment equal to your annual base salary on the condition that you execute a separation agreement in a form acceptable to Pendrell that includes a full release of claims.

Definition of “Cause”

“Cause” means dismissal for willful material misconduct or failure to discharge duties, a material uncured breach of this employment letter, conviction or confession of a felony punishable by law, the performance of an illegal act while purporting to act in Pendrell’s behalf, suspension or disbarment by the Washington State Bar Association for behavior or conduct that constitutes a violation of rules of professional conduct applicable to lawyers in the state of Washington, or engaging in activities directly in competition or antithetical to the best interest of Pendrell, such as dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets. Any breach of this agreement which is capable of being cured will be deemed uncured if Pendrell has provided you with written notice specifying with reasonable particularity the grounds constituting the breach and you have failed to cure the breach within 15 business days following receipt of such written notification.

Definition of “Good Reason”

“Good Reason” means, without your consent, (i) a material reduction or adverse change in your duties, responsibilities or reporting relationships, (ii) a relocation of your principal office to a location more than 40 miles away from your current office that increases the distance from your principal office to your residence, not undertaken at your direction or with your agreement, (iii) a reduction of salary not agreed to by you, or a material diminution of other employee benefits (other than any employee benefits approved by the board and implemented in a non-discriminatory fashion with respect to all participating employees), or (iv) a material breach by Pendrell of other obligations under this Employment Letter, provided that in each such case, within 10 days of your knowledge of the initial occurrence of one of the above events, you give written notice to Pendrell’s Compensation Committee or Board of Directors

specifying with reasonable particularity the grounds constituting Good Reason, that such grounds are not cured after 15 business days following Pendrell’s receipt of such written notifications, and that you give written notice of your resignation for Good Reason for Pendrell’s receipt within 5 days of the expiration of the cure period. Notwithstanding the foregoing, any actions taken by Pendrell to accommodate a disability of the Employee or pursuant to the Family Medical Leave Act shall not be a Good Reason for purposes of this Employment Agreement.

Definition of “Disability”

“Disability” means a medically diagnosed physical or mental impairment that renders you incapable (even with reasonable accommodation) of performing the duties required under this Agreement for a period of time that is reasonably expected to exceed 8 weeks. Pendrell, acting in good faith, will make the final determination of whether you have a Disability and, for purposes of making such determination, may require you to submit yourself to a physical examination by a physician mutually agreed upon by you and Pendrell.

Employee Proprietary Information and Inventions Agreement

In exchange for the consideration of your employment, you agree to execute and abide by the terms of the Pendrell Employee Intellectual Property Agreement without modification, a copy of which is enclosed.

Benefits/Vacation

You will be eligible for standard company benefits under the applicable company plans. The amount and extent of benefits to which you are entitled will be governed by the specific benefit plan, as it may be amended from time to time. You will accrue 20 days of paid vacation per year. Such vacation will be taken at such times as determined by you, subject to the reasonable business needs of Pendrell.

Expenses

Pendrell will reimburse you for reasonable business expenses and other disbursements paid by you in the performance of your duties and responsibilities in accordance with Pendrell’s policies.

As an Officer of Pendrell, you will be eligible for coverage under the company’s Directors and Officers (D&O) insurance plans. In addition, the company will reimburse you for reasonable and customary expenses related to the maintenance of your Bar Association memberships including costs related to required Continuing Legal Education (CLE) courses.

In the event you elect not to participate in Pendrell’s health insurance plan, Pendrell will reimburse you for Medicare health insurance premiums (including supplemental insurance premiums) for you and your spouse up to an amount equal to the premium Pendrell would pay on your behalf under the company’s group plan.

Employment At Will

By signing this Employment Letter, you understand and agree that your employment will continue at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or Pendrell’s option, and Pendrell can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this Employment Letter. This at-will relationship will remain in effect throughout your employment with Pendrell or any of its parents, subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Pendrell and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies, practices or patterns of conduct.

Other Terms of Employment

Subsequent to receipt of this signed offer letter and as a further condition for employment, Pendrell conducts a reference/background check on prospective employees. Pendrell reserves the right to rescind the offer set forth in this letter based on the results of such screenings and may do so in its sole discretion. By your signature below you authorize Pendrell to conduct this reference / background check. This offer is also conditioned on your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

Arbitration of Claims

You hereby acknowledge and agree that all disputes concerning your employment with Pendrell, the termination thereof, the breach by either party of the terms of this Employment Letter or any other matters relating to or arising from your employment (with the exception of those excluded from arbitration by statute), will be resolved in binding arbitration in a proceeding in Kirkland, WA administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

The arbitration procedure will afford you and Pendrell the full range of statutory remedies. Pendrell and you will be entitled to discovery sufficient to adequately arbitrate any covered claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The party that is not the substantially prevailing party, which determination shall be made by the arbitrator in the event of ambiguity, shall be responsible for paying for the arbitration filing fee and the arbitrator’s fees.

Nothing contained in this section will limit Pendrell’s or your right to seek relief in any court of competent jurisdiction in respect of the matters set forth in the “Pendrell’s Employee Proprietary Information and Inventions Agreement.” We specifically agree that disputes under the “Pendrell Employee Proprietary Information and Inventions Agreement” will not be subject to arbitration unless both parties mutually agree to arbitrate such disputes.

Expiration of Offer:

Please indicate your acceptance of this offer by signing below and returning it to the attention of DJ Allenby by June 8, 2012 after which time the offer will expire. By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to Pendrell as its employee; and (ii) you have not and shall not bring confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

This Employment Letter, any restricted stock and stock option agreement between you and Pendrell, and the Pendrell Employee Intellectual Property Agreement constitute the entire agreement, arrangement and understanding between you Pendrell on the nature and terms of your employment with the company. This Employment Letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter between you and Pendrell. By executing this Employment Letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this Employment Letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this Employment Letter. In addition, the covenants contained in the Pendrell Employee Intellectual Property Agreement will also supersede the provisions of any other similar covenant contained in your restricted stock and stock option agreement to the extent of any conflict.

This Employment Letter may be executed in counterparts, each of which (including any signature transmitted via facsimile or email) shall be deemed to be an original, and all of which together shall constitute one instrument.

Except as otherwise specified in this Employment Letter, the terms and conditions of your employment pursuant to this letter may not be modified in any way except in writing by Pendrell’s Chief Executive Officer.

We hope that you will accept this offer and look forward to working with you.

Signature of Acceptance		Sincerely,

Pendrell Corporation

/s/ Robert S. Jaffe		/s/ Mark Fanning
By:	Robert S. Jaffe	By:	Mark Fanning
Date:	June 8, 2012	Chief People Officer